Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

This First Supplemental Indenture, dated as of June 12, 2014 (this “Supplemental Indenture”), between Forest Laboratories, Inc. (the “Company”) and Wells Fargo Bank, National Association, as Trustee (the “Trustee”) under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company and the Trustee have heretofore executed and delivered an indenture, dated as of January 31, 2014 (the “Original Indenture” and, as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 4.375% Senior Notes due 2019 of the Company (the “Notes”);

WHEREAS, the Company successfully solicited consents from a majority of the Holders to, among other things, amend (i) that certain Registration Rights Agreement, dated January 31, 2014 (the “Registration Rights Agreement”), between the Company and Morgan Stanley & Co. LLC, as representative of the several initial purchasers, providing for registration rights with respect to the Notes and (ii) the Indenture to make conforming changes including the removal of references to the Registration Rights Agreement and the removal of the ability of the Notes to accrue Additional Interest pursuant to the Registration Rights Agreement;

WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture, with the written consent of Holders of a majority in aggregate principal amount of the Notes, to effectuate the Proposed Amendments;

WHEREAS, pursuant to that certain merger agreement, dated February 17, 2014, by and among Actavis plc (the “Guarantor”), various subsidiaries of the Guarantor and the Company, the Guarantor will acquire the Company (the “Merger”);

WHEREAS, in connection with the Merger, the Guarantor proposes to guarantee the Notes pursuant to subsequent supplemental indentures to the Indenture (the “Guarantee Supplemental Indentures”);

WHEREAS, Holders of at least a majority in aggregate principal amount of the outstanding Notes have consented to the amendments set forth herein in connection with that certain Consent Solicitations Statement relating to the Solicitations of Consents relating to the Notes provided to Holders on May 22, 2014 (the “Consent Statement”); and

WHEREAS, the Company has furnished the Trustee with an Officers’ Certificate, a certified copy of the resolution of its Board of Directors, and an Opinion of Counsel complying with the requirements of Sections 9.06, 11.04 and 11.05 of each Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

SECTION 1.1 Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except as set forth in Section 2.1 hereof and that the term “Holders” in this Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf or for the benefit of such Holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

SECTION 2.1 Amendments.

a. Section 1.01 of the Indenture is hereby amended as follows:

i. The following definitions are deleted in their entirety: “Additional Interest”, “Exchange Notes”, “Exchange Offer”, “ Registration Rights Agreement” and “Shelf Registration Statement”;

ii. The definition of “Additional Notes” is amended by deleting the following language: “and Exchange Notes for such Initial Notes”;

iii. The definition of “Notes” is amended by deleting the following language: “any Exchange Notes and”; and

iv. The definition of “Record Date” is amended by deleting the following language : “or Additional Interest, if any,”.

b. Section 1.02 is amended by deleting the definition of “Additional Interest Notice”.

c. Section 2.01(a) of the Indenture is hereby amended by deleting the entirety of the first sentence and replacing it with the following language:

“Provisions relating to the Initial Notes and Additional Notes are set forth in Appendix A hereto, which is hereby incorporated in and expressly made a part of this Indenture.”.

d. Section 2.02(c) of the Indenture is hereby deleted in its entirety and replaced with the following language:

“On the Issue Date, the Trustee shall, upon receipt of a written order of the Company signed by an Officer (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time, from time to time, the Trustee shall upon receipt of an Authentication Order authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder.”.

e. Section 3.07(a) of the Indenture is hereby amended by deleting the following language: “(including Additional Interest)”.

f. Section 4.01(c) of the Indenture is amended by deleting the following language: “Additional Interest, if any, and”.

g. Section 6.01(b) of the Indenture is amended by deleting the following language: “(including Additional Interest)”.

h. Sections 4.01, 6.02, 6.07, 6.08, 8.06, 8.07, 9.02 and 10.01 of the Indenture are amended by deleting the following language wherever it appears: “(including Additional Interest, if any)”.

i. Section 11.17 of the Indenture is hereby deleted in its entirety and replaced with the following language:

“[intentionally omitted.]”.

j. Section 2.2 of Appendix A of the Indenture is hereby deleted in its entirety and replaced with the following language:

“The Trustee shall authenticate and make available for delivery upon receipt of an Authentication Order (a) Initial Notes for original issue on the date hereof in an aggregate principal amount of $1,050,000,000 and (b) subject to the terms of the Indenture, Additional Notes. Such order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes or Additional Notes.”.

k. Section 2.3(c)(iv) of Appendix A of the Indenture is hereby deleted in its entirety and replaced with the following language:

“In the event that a Global Note is exchanged for Definitive Notes pursuant to Section 2.4, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification requirements set forth on the reverse of the Notes intended to ensure that such transfers comply with Rule 144A, Regulation S or such other applicable exemption from registration under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Company.”.

l. Section 2.3(e)(iii) of Appendix A of the Indenture is hereby deleted in its entirety and replaced with the following language:

“After a transfer of any Notes pursuant to an effective registration statement with respect to such Notes, all requirements pertaining to the Restricted Notes Legend on such Notes shall cease to apply and the Registrar shall permit the Holder, or beneficial owner, of any such Note that bears a Restricted Notes Legend to exchange such Note for a Note, or beneficial interest in a Global Note, that does not bear a Restricted Notes Legend.”

m. Section 2.3(e)(iv) of Appendix A of the Indenture is hereby deleted in its entirety and replaced with the following language:

“[intentionally omitted.]”.

n. Section 2.3(h)(iii) of Appendix A of the Indenture is hereby deleted in its entirety and replaced with the following language:

“[intentionally omitted.]”.

o. Section 2.4 of Appendix A of the Indenture is hereby amended by deleting the following language wherever it may appear:

“or issued in connection with an Exchange Offer”.

p. Section 1 of the Form of Note attached as Exhibit A to the Indenture and Section 1 of the Global Notes are hereby amended as follows:

i. by deleting the following language in the first sentence of each Section: “and shall pay Additional Interest, if any”;

ii. by deleting the following language in the third sentence of each Section: “(including Additional Interest, if any)”; and

iii. by deleting the following language in the penultimate sentence of each Section: “, including Additional Interest, if any,”.

q. Section 2 of the Form of Note attached as Exhibit A to the Indenture and Section 2 of the Global Notes are hereby amended by deleting the following language wherever it appears: “, including Additional Interest, if any,”.

r. Section 11 of the Form of Note attached as Exhibit A to the Indenture and Section 11 of the Global Notes are hereby amended by deleting the following language: “, including the right to receive Additional Interest”.”.

s. Section 14 of the Form of Note attached as Exhibit A to the Indenture and Section 14 of the Global Notes are hereby amended by deleting the following language in the first sentence of the second paragraph: “or the Registration Rights Agreement”.

ARTICLE III

SECTION 3.1 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.2 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.3 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 3.4 Effectiveness. Subject to the following sentence, upon the execution and delivery of this Supplemental Indenture between the Company and the Trustee, this Supplemental Indenture shall become effective and the Indenture shall be amended in accordance herewith and every Holder of the Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby. Notwithstanding the foregoing, the amendments to the Indenture provided for in this Supplemental Indenture shall only become operative upon the execution of the Guarantee Supplemental Indentures by the Company (or any successor thereto), the Guarantor and the Trustee.

SECTION 3.5 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended or supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. This Supplemental Indenture is an indenture supplemental to the Original Indenture, and the Original Indenture and this Supplemental Indenture shall henceforth be read and construed together for all purposes. In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Supplemental Indenture, then the terms and conditions of this Supplemental Indenture shall prevail. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

SECTION 3.6 Counterparts. This Supplemental Indenture may be executed by one or more of the parties to this Supplemental Indenture on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Supplemental Indenture by facsimile transmission or other electronic format shall be effective as delivery of a manually executed counterpart hereof.

SECTION 3.7 Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only, are not part of this Supplemental Indenture and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 3.8 Recitals. The recitals contained herein are those of the Company and not the Trustee, and the Trustee assumes no responsibility for the correctness of same. All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee under this Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

FOREST LABORATORIES, INC., as the Company

By:	/s/ A. Robert D. Bailey
	Name:	A. Robert D. Bailey
	Title:	Senior Vice President, Chief Legal Officer & General Counsel

[Signature Page to Proposed Amendment Supplemental Indenture (4.375% Senior Notes)]

WELLS FARGO BANK,
NATIONAL ASSOCIATION, as Trustee

By:	/s/ Yana Kislenko
Name: Yana Kislenko
Title: Vice President

[Signature Page to Proposed Amendment Supplemental Indenture (4.375% Senior Notes)]